Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

WHEREAS, William D. Muir, Jr. (“Employee”) is employed by Jabil Inc. (“Jabil”), but wishes to end that employment, and Employee and Jabil wish to set forth the terms of their future relationship in this agreement (“Agreement”) and to resolve disputes (if any) between them; and

WHEREAS, Employee and Jabil agree that Employee’s last day of employment will be December 31, 2017 (provided that his last day of active on-site employment will be June 30, 2017), unless his employment terminates earlier than December 31, 2017 due to his death, Disability or termination of employment by Jabil for “Cause”;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Employee and Jabil agree as follows:

1.	Employee’s Separation and Future Relationship.

A.	Employee will voluntarily resign and his employment by Jabil will end effective as of the close of business on December 31, 2017, unless his employment terminates earlier due to his death, Disability (as such term is defined in the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan) or termination of employment by Jabil for “Cause” (as such term is defined in the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan). “Separation Date” means Employee’s last day of employment by Jabil.

B.	If Employee continues in employment until December 31, 2017, Employee will sign and deliver (not later than January 8, 2018) (i) a formal letter of resignation, including resignation from his corporate officer and director positions, if any; and (ii) a general release and covenant not to sue substantially in the form attached hereto as Attachment A, which general release and covenant not to sue shall be included in and form a part of this Agreement.

C.	During the period from July 1, 2017 to the Separation Date, Employee agrees that he will make himself available at reasonable times to assist Jabil in any transition issues arising from his separation. To the extent that a substantial amount of availability is required, or in person meetings involving any travel expenses may be needed, the same shall be done upon mutual agreement of the parties as to said meetings and the reimbursement of reasonable expenses.

D.	Except as otherwise provided in paragraphs 8(A) and 8(E), Employee agrees to continue to be bound by, and that he will abide by, the Jabil “Commitment of Confidentiality” that he signed.

E.	Employee understands and agrees that (a) the federal “insider trading” securities laws continue to apply to Employee notwithstanding his separation of employment from Jabil; (b) Jabil’s Insider Trading Policy prohibits Employee from trading in Jabil securities while in possession of material nonpublic information concerning Jabil; and (c) the prohibition against such trading continues to apply to Employee after leaving Jabil. Therefore, Employee agrees to abide by the Jabil trading windows even after leaving Jabil until such time as the insider information Employee possessed, if any, becomes public.

F.

Employee agrees that, not later than the Separation Date, he will give to Jabil all property (other than his current business cell phone) in his possession, custody or control which he obtained from Jabil or from any of its customers/potential customers, vendors/potential vendors, merger/acquisition candidates, employees, contractors or consultants including but not limited to the originals and all copies of any documents, files, data or information (electronic or hard-copy), access cards, credit cards, passwords and file-access methods/protocols, computers/laptops/PDAs (including all software and peripherals), cell phones, credit cards and stored documents/files/information (all documents, files and information having been returned unaltered and unencrypted). Employee may retain his cell phone and cell phone number from and after his Separation Date provided Employee arranges not later than 30 days after the Separation Date to obtain a personal mobile phone service contract at Employee’s expense.

G.	Employee understands that Jabil will (a) abide by the terms of the award agreements (the “Award Agreements”) for his equity and equity-based awards, and (b) consider and treat Employee in a manner consistent with other direct reports to Jabil’s CEO in regards to any performance-based equity awards.

2.	Jabil’s Obligations to Employee.

A.	Jabil will pay or provide to Employee the following:

i.	employee’s salary through the Separation Date;

ii.	subject to the applicable performance metrics being met, Employee’s annual cash incentive under Jabil’s Short Term Incentive Plan for fiscal year 2017 payable at such time and calculated in accordance with the terms of such plan, and Employee will be considered and treated in a manner consistent with other direct reports to Jabil’s CEO in respect of the annual cash incentive under Jabil’s Short Term Incentive Plan for fiscal year 2017.

iii.	subject to and contingent upon Employee’s continuing in employment until December 31, 2017 and his signing and not revoking this Agreement and Attachment A, a cash amount equal to $2,240,000, payable in eight equal quarterly installments of $280,000 each, commencing with the first installment payable on January 15, 2018, the second, third and fourth installments on March 14, 2018, July 2, 2018, and September 30, 2018, respectively, and the remaining installments payable in the last month of each calendar quarter thereafter until the last installment is paid in September 2019.

iv.	the balance (if any) in Jabil’s Employee Stock Purchase Plan as of the Separation Date, according to such plan’s terms and conditions;

v.	the balance (if any) in Jabil’s Non-Qualified Deferred Compensation Plan, according to such plan’s terms and conditions;

vi.	the opportunity to leave his existing account balance (if any) in Jabil’s 401(k) plan after the Separation Date or to elect the timing of distribution after the Separation Date of Employee’s existing account balance (if any) in Jabil’s 401(k) plan, according to the terms and conditions of such plan; Jabil will not make any further contribution to Employee’s 401(k) account after the Separation Date and Employee remains responsible for repayment of any loans from his 401(k) account (if any); and

vii.	the papers necessary for Employee to elect continuation of any group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act and the terms and conditions of Jabil’s medical plan, provided that, subject to and contingent upon Employee’s continuing in employment until the Separation Date, such coverage, if elected, will be subsidized by Jabil for 18 months or, if earlier, until Employee becomes covered by the group health coverage of a successor employer. The papers will be issued to Employee promptly after the Separation Date.

B.	Employee understands and agrees that the monies and benefits described in this paragraph are the sole financial obligations of Jabil to Employee under this Agreement arising from Employee’s employment by Jabil or the end of that employment.

C.	The payment of any monies or benefits pursuant to the terms of this Agreement will be subject to deductions and withholdings required by law. Employee agrees that he is solely responsible for, and will pay, all taxes, contributions or other payments to any taxing authorities which arise from Employee’s receipt of monies or benefits under this Agreement.

D.	In the event that Employee is involuntarily terminated by Jabil earlier than December 31, 2017 for any reason other than due to his death, Disability or for Cause, Jabil agrees that for all purposes of this Agreement, Employee’s last day of employment will be deemed to be December 31, 2017.

E.	Employee’s entitlement to the payments and benefits described in paragraph 2(A) shall survive Employee’s death and Jabil will remain liable to pay and/or provide the same to Employee’s designated beneficiary or, if none, to Employee’s estate.

3.	Release.

A.	In exchange for the benefits given by Jabil to Employee under this Agreement, for which Employee is not otherwise entitled, Employee agrees, on his own behalf and on behalf of any other person entitled to make a claim on his behalf or through him, that Employee hereby freely, finally, fully and forever releases and discharges Jabil (as defined below) from any and all claims and causes of action of any kind or nature that Employee once had or now has against Jabil, including all claims arising out of his employment or end of employment with Jabil, whether such claims are now known or unknown to Employee (“Released Claims”). Released Claims do not include (i) any claims arising from events occurring after Employee signs this Agreement, including any claims for indemnification related to Employee’s service as an officer of Jabil (including for the avoidance of doubt, any applicable director and officer insurance policies and any Indemnification Agreement entered into between Jabil and Employee); (ii) any claims which by law may not be released by Employee, including claims challenging the validity of this Agreement under the ADEA and the OWBPA (as such terms are defined below); (iii) any claims of Employee for vested benefits under Jabil’s employee benefit plans; (iv) any claims relating to the consideration for this release; and (v) any claims related to Jabil’s performance of this Agreement, any claims relating to benefits payable under the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan that may vest prior to the Separation Date or any claims under Jabil’s Short Term Incentive Plan for fiscal year 2017 that may vest prior to the Separation Date. This paragraph shall operate as a general release and covenant not to sue to the maximum extent permitted by law. Nothing in this release generally prevents Employee from filing a charge or complaint with or participating in an investigation or proceeding conducted by the National Labor Relations Board. In addition, nothing in this release generally prevents Employee from filing a charge or complaint with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release Employee is waiving his right to individual relief based on claims asserted in such a charge or complaint, except where such a waiver is prohibited.

B.	Employee realizes that there are many laws and regulations relating to employment, including Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Lilly Ledbetter Fair Pay Act of 2009; the National Labor Relations Act; Executive Order 11246; the Florida Civil Human Rights Act, as amended; the Florida Wage Discrimination Law and Wage Payment Law, as amended; the Florida Whistleblower Protection Act, as amended; and various other federal, state and local constitutions, statutes, ordinances, human rights/discrimination/retaliation/wage laws, and common laws (including the laws of contract and negligence). Employee intends to fully and finally release Jabil from any and all Released Claims arising under such laws which Employee has or may have arising from events occurring prior to the date on which Employee signs this Agreement.

C.	As used in this Agreement, the term “Jabil” shall mean Jabil Inc. and its current or future parents, subsidiaries and affiliated organizations and its or their respective current or future: (i) pension, profit-sharing, savings, health, and other employee benefit plans of any nature as well as the plans’ respective trustees, insurers and administrators; (ii) directors, officers, employees, agents, attorneys, representatives and shareholders; and (iii) successors and assigns as well as the heirs, personal representatives, successors and assigns of the persons or entities described in this Agreement.

4.	Waiver of Recovery.

A.	Employee waives his right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with Jabil. Employee affirmatively states that to his knowledge, Jabil is in compliance with all laws and regulations, and Employee agrees that he will not take a contrary position. Should Employee take a contrary position, Employee understands and agrees that any sum of money he receives as a consequence will be immediately due and payable to Jabil.

5.	No Claims.

A.	Employee acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim and that he has no pending claims against Jabil, except as may be listed herein. Employee acknowledges and agrees that he has been paid all wages earned through the date hereof.

6.	Employee’s Informed, Voluntary Signature.

A.	Employee agrees that he has had a full and fair opportunity to review this “Agreement and General Release” and signs this Agreement knowingly, voluntarily and without duress or coercion. Further, in executing this Agreement, Employee agrees that he has not relied on any representation or statement not set forth in this Agreement and its attachments.

B.

Employee acknowledges receipt of the Group Data Report attached hereto as Attachment B and agrees that he was given an opportunity to consider this “Agreement and General Release” and its attachment (if any) for forty-five (45) days before signing it. If he has signed it sooner than forty-five (45) days after receiving it, Employee agrees that he has done so voluntarily and waived the opportunity to review it for that entire period. Jabil advises Employee to consult an attorney before signing this Agreement.

C.	Federal law requires that (i) this Agreement be revocable by Employee for seven (7) days following his execution of it and (ii) this Agreement is not effective or enforceable until the seven-day period expires and Employee has not revoked it. If Employee wishes to revoke this Agreement, he must send a written notice of revocation to the General Counsel of Jabil (Bobby Katz), in St. Petersburg, Florida, so that it is received not later than the close of business on the seventh day after Employee signed the Agreement. If Employee chooses to revoke this Agreement during the seven-day revocation period, his revocation will only apply to his release of claims under the ADEA and the OWBPA. All other items contained in the release in paragraph 3 will remain effective, and Employee shall only be entitled to receive the benefits described in clauses (i), (ii), (iv), (v), (vi), and (vii) (including the employer subsidy of 18 months of COBRA coverage) of paragraph 2(A) above.

7.	Employee’s Restrictive Covenants.

A.	Jabil and Employee agree that, due to Jabil’s efforts, Jabil is the owner of numerous trade secrets and the possessor of highly-sensitive business information about its finances, operations, business development/acquisition methods and strategies, customers (and potential customers), vendors (and potential vendors), employees, contractors and consultants and other matters that could be very valuable to Jabil’s competitors. Employee is in possession of such sensitive information acquired during his Jabil employment and, further, he has developed valuable contacts and relationships with Jabil customers (and potential customers), vendors (and potential vendors), employees, contractors and consultants. Therefore, commencing on the Separation Date and continuing until December 31, 2019, Employee and Jabil agree that Employee will not, without the prior written consent of Jabil:

i.	be employed by or be engaged as a consultant or contractor to, or sit on the board of directors of (a) Benchmark Electronics, Inc.; Celestica, Inc.; Flextronics International Ltd.; Foxconn/Hon Hai Precision Industry Company, Ltd.; Plexus Corp., Sanmina-SCI, Wistron Corporation or any of their current or future parents, subsidiaries, divisions, or direct or indirect affiliates (“affiliates” to include any entity in which the named entity has or from time to time may have a majority equity interest), or (b) such other business which has one of its principal lines of business engaged in, or, in connection with your proposed employment or engagement intends to establish one of its a principal lines of business in, providing manufacturers with 3D printing manufacturing solutions and services, including without limitation development of software, materials or equipment solutions or services,

ii.	be engaged in any manner whatsoever in developing, designing, distributing, servicing, marketing or selling software as a service (SaaS) for procurement–related activities;

iii.	persuade or attempt to persuade any person or entity that has a business relationship with Jabil to not do business with or cease doing business with Jabil, to reduce the amount of business historically done with Jabil or to otherwise alter the actual business relationship with Jabil; or

iv.	solicit any Jabil employee to end or modify his/her relationship with Jabil for the purpose of employment outside of Jabil.

B.	The restrictive covenants contained in the preceding paragraph 7(A) shall be construed as agreements and as independent covenants. The existence of any cause of action by Employee against Jabil shall not constitute a defense to Jabil’s enforcement of the restrictive covenants.

C.	Jabil and Employee agree that, if any portion of this paragraph 7 is held to be unreasonable, arbitrary, or against public policy by any court or tribunal, or if the applicable law on which such covenant is founded is changed in any manner as to limit the enforceability of this paragraph, the paragraph shall be enforced against Employee for a shorter period of time or in a smaller geographic area or otherwise as is determined by the tribunal to be reasonable, non-arbitrary and not against public policy.

D.	Except as otherwise required by law, Employee shall forfeit any amount described in clause (iii) of paragraph 2(A) above in excess of $10,000 if he breaches any of the restrictive covenants contained in paragraph 7(A), and Employee shall repay such forfeited amounts to Jabil within 30 days of the breach. Jabil shall provide Employee with written notice of any breach of paragraph 7(A) to Employee’s last known address on file describing such breach. If Jabil shall make application to a court of competent jurisdiction for injunctive relief to enforce this paragraph, then and in that event the period of time for the application of the restrictive covenant shall be tolled for a period commencing with Employee’s act which creates the claim for injunctive relief and terminating with the date of final adjudication of the petition for injunctive relief, if granted.

E.	Employee agrees that he will notify any future employers of his confidentiality and non-solicitation obligations to Jabil under this Agreement.

8.	Employee’s Confidentiality Covenants.

A.	Employee agrees that, unless compelled by subpoena, Employee will not at any time use or talk about, write about, disclose in any manner or publicize either (i) Jabil’s business, operations or employment data, policies or practices; or (ii) the proprietary or trade secret or confidential information of Jabil or of its customers, vendors, merger/acquisition candidates, employees, contractors or consultants. Further, Employee agrees that he has not and will not engage in any conduct that disparages Jabil or its current or former officers or directors (or that disparages its current or former employees with respect to matters related to Jabil, Jabil’s business or such employees’ performance of services for Jabil) orally, in writing or in any other manner (such as through the use of emails, blogs, photographs, social media (Facebook; Twitter, etc.) or any other electronic or web-based media), and that he will not make negative statements or comments in any form, manner or medium about Jabil or its current or former officers or directors (or about its current or former employees with respect to matters related to Jabil, Jabil’s business or such employees’ performance of services for Jabil) or about his employment by, or the end of employment with, Jabil. At Employee’s request, Jabil will provide a letter of reference.

B.	If Employee is subpoenaed or is required to testify about Jabil or his employment by Jabil, he agrees to contact Jabil’s General Counsel (currently, Bobby Katz) about the subpoena/demand within 72 hours of receiving it or before the date of the proposed testimony, whichever is earlier. Further, Employee agrees to meet and cooperate with Jabil’s attorneys in preparation for such testimony (and, of course, Employee is expected at all times to testify truthfully). In the event Employee is subpoenaed or required to testify, Jabil shall provide counsel for Employee, subject to Employee’s approval of said counsel, and if such cooperation occurs after the Separation Date, all expenses relating thereto including fees of $150.00 per hour.

C.	Employee agrees that, if he receives an inquiry from any representative of the media about Jabil, his employment by Jabil or the end of his Jabil employment, Employee will not respond or will respond with “no comment, “and he will also inform Jabil’s General Counsel (currently, Bobby Katz) about the inquiry within 72 hours.

D.	Employee’s obligations under this paragraph are in addition to and not in lieu of his obligations under any Jabil “Non-Disclosure Agreement” and/or “Commitment of Confidentiality.”

E.	Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law. Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit or other action alleging retaliation by Jabil for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret in the court proceeding or other action, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. This paragraph will govern to the extent it may conflict with any other provision of this Agreement or under any Jabil “Non-Disclosure Agreement” and/or “Commitment of Confidentiality.”

9.	Conditions to Jabil’s Obligations.

A.	Jabil’s execution of this Agreement, and its performance of its obligations under this Agreement, are specifically conditioned on Employee’s (a) execution, delivery to Jabil and non-revocation of this Agreement and its attachments; (b) satisfactory performance of all assigned material duties until the Separation Date; and (c) compliance with the material terms of this Agreement and any “Non-Disclosure Agreement” and/or “Commitment of Confidentiality.” For purposes of clause (b) of the preceding sentence, “satisfactory performance” means performance such that Employee would not be terminated by Jabil for “Cause” (as such term is defined in the Jabil Circuit Inc. 2011 Stock Award and Incentive Plan). Jabil shall provide Employee with written notice of any breach of paragraph 7(A) to Employee’s last known address on file describing such breach. If Employee asserts a claim against Jabil for breach of this Agreement and after an initial judgment on the merits, Employee has not prevailed on any material claim with respect to such dispute, Jabil will be relieved of its obligations to pay any unpaid benefits under clause (iii) of paragraph 2(A) and from its obligations to subsidize 18 months of COBRA coverage under clause (vii) of paragraph 2(A), and to the extent that any such amounts have previously been paid to Employee, Employee shall repay such amounts to Jabil within 30 days of such initial judgment.

10.	Miscellaneous.

A.	This Agreement shall be interpreted and enforced in accordance with the laws of the United States and the State of Florida, other than its conflicts of laws provisions. Any litigation between the parties must be brought in a court having jurisdiction in Pinellas County, Florida, unless it is necessary for Jabil to institute suit in another jurisdiction to obtain injunctive relief to enforce the terms of this Agreement.

B.	This Agreement, the Award Agreements, the Indemnification Agreement between Employee and Jabil, and the Jabil “Commitment of Confidentiality” that Employee signed represent the sole and entire agreement between Employee and Jabil and supersede any and all prior agreements, negotiations and discussions between them with respect to Employee’s employment or the end of employment.

C.	If Jabil or Employee initiate proceedings for breach of this Agreement, the prevailing party shall recover its or his attorneys’ fees and costs, including such fees and costs on any enforcement or appeal proceedings irrespective of which party initiates the appeal.

D.	If one or more paragraph(s) of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect.

E.	This Agreement may not be modified orally but only by writing signed by both Employee and by Jabil Inc.

F.	This Agreement shall inure to the benefit of and shall be binding upon Jabil, its successors and assigns. Employee’s obligations and duties hereunder are personal and not assignable, but Jabil will have the right to assign its rights and obligations under this Agreement to any Jabil affiliate or successor of Jabil or to any purchaser(s) of their assets.

G.

This Agreement and the monies and benefits provided hereunder are intended to qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, provided, however, that if this Agreement and the monies and benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that Jabil shall not be required to assume any increased economic burden in connection therewith. Although Jabil intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, Jabil does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, or local law. Neither Jabil nor its directors, officers, employees or advisers shall be liable to Employee (or any other individual claiming a benefit through Employee) for any tax, interest, or penalties Employee may owe as a result of monies or benefits paid under this Agreement, and Jabil shall have no obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Code Section 409A, except in the event that Employee’s obligation to pay taxes pursuant to Code Section 409A results directly from a breach of the express terms of this Agreement by Jabil. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under Jabil’s group medical plans and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred. Each separately identified amount and each installment payment to which Employee is entitled to payment shall be deemed to be a separate payment for purposes of Code Section 409A. No compensation or benefit that is subject to the requirements of Code Section 409A and that is payable upon Employee’s termination of employment shall be paid unless

Employee’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), and references in this Agreement to “termination”, “termination of employment” or like terms shall mean a “separation from service.” If Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Code Section 409(A)(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall be provided to Employee on the earlier to occur of (1) the date that is six months and one day from the date of Employee’s “separation from service” with Jabil or (2) Employee’s death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to Employee, and any remaining compensation and benefits due under this Agreement shall be paid or provided as otherwise set forth herein. The determination of whether Employee is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by Jabil in accordance with the terms of Code Section 409A.

Date: June 9, 2017	/s/ William D. Muir, Jr.
William D. Muir, Jr.

Jabil Inc.

Date: June 12, 2017	By:	/s/ Robert L. Katz
		Name:	Robert L. Katz
		Title:	Executive Vice President and General Counsel

ATTACHMENT A

General Release and Covenant Not to Sue

WHEREAS, William D. Muir, Jr. (“Employee”) and Jabil Inc. (“Jabil”) have entered into the Agreement and General Release (“Agreement and General Release”) dated             , 2017; and

WHEREAS, Employee and Jabil wish to resolve disputes (if any) between them pursuant to this General Release and Covenant Not to Sue Agreement (“Agreement”);

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Employee and Jabil agree as follows:

1.	Release.

A.	In exchange for the benefits given by Jabil to Employee under the Separation Agreement for which Employee is not otherwise entitled (that is, the benefits described in clause (iii) of paragraph 2(A) of the Separation Agreement and the employer subsidy for 18 months of COBRA coverage under clause (vii) of paragraph 2(A) of the Separation Agreement), Employee agrees, on his own behalf and on behalf of any other person entitled to make a claim on his behalf or through him, that Employee hereby freely, finally, fully and forever releases and discharges Jabil (as defined below) from any and all claims and causes of action of any kind or nature that Employee once had or now has against Jabil, including all claims arising out of his employment or end of employment with Jabil, whether such claims are now known or unknown to Employee (“Released Claims”). Released Claims do not include (i) any claims arising from events occurring after Employee signs this Agreement, including any claims for indemnification related to Employee’s service as an officer of Jabil (including for the avoidance of doubt, any applicable director and officer insurance policies and any Indemnification Agreement entered into between Jabil and Employee); (ii) any claims which by law may not be released by Employee, including claims challenging the validity of this Agreement under the ADEA and the OWBPA (as such terms are defined below); (iii) any claims of Employee for vested benefits under Jabil’s employee benefit plans; (iv) any claims relating to the consideration for this release; and (v) any claims related to Jabil’s performance of the Agreement and General Release and this Agreement, any claims relating to benefits payable under the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan that may vest prior to the Separation Date or any claims under Jabil’s Short Term Incentive Plan for fiscal year 2017 that may vest prior to the Separation Date. This paragraph shall operate as a general release and covenant not to sue to the maximum extent permitted by law. Nothing in this release generally prevents Employee from filing a charge or complaint with or participating in an investigation or proceeding conducted by the National Labor Relations Board. In addition, nothing in this release generally prevents Employee from filing a charge or complaint with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release Employee is waiving his right to individual relief based on claims asserted in such a charge or complaint, except where such a waiver is prohibited.

B.	Employee realizes that there are many laws and regulations relating to employment, including Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Lilly Ledbetter Fair Pay Act of 2009; the National Labor Relations Act; Executive Order 11246; the Florida Civil Human Rights Act, as amended; the Florida Wage Discrimination Law and Wage Payment Law, as amended; the Florida Whistleblower Protection Act, as amended; and various other federal, state and local constitutions, statutes, ordinances, human rights/discrimination/retaliation/wage laws, and common laws (including the laws of contract and negligence). Employee intends to fully and finally release Jabil from any and all Released Claims arising under such laws which Employee has or may have arising from events occurring prior to the date on which Employee signs this Agreement.

C.	As used in this Agreement, the term “Jabil” shall mean Jabil Inc. and its current or future parents, subsidiaries and affiliated organizations and its or their respective current or future: (i) pension, profit-sharing, savings, health, and other employee benefit plans of any nature as well as the plans’ respective trustees, insurers and administrators; (ii) directors, officers, employees, agents, attorneys, representatives and shareholders; and (iii) successors and assigns as well as the heirs, personal representatives, successors and assigns of the persons or entities described in this release.

2.	Waiver of Recovery.

A.	Employee waives his right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with Jabil. Employee affirmatively states that to his knowledge, Jabil is in compliance with all laws and regulations, and Employee agrees that he will not take a contrary position. Should Employee take a contrary position, Employee understands and agrees that any sum of money he receives as a consequence will be immediately due and payable to Jabil.

3.	No Claims.

A.	Employee acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim and that he has no pending claims against Jabil, except as may be listed herein. Employee acknowledges and agrees that he has been paid all wages earned through the date hereof.

4.	Employee’s Informed, Voluntary Signature.

A.	Employee agrees that he has had a full and fair opportunity to review this “General Release and Covenant Not to Sue” and signs this Agreement knowingly, voluntarily and without duress or coercion. Further, in executing this Agreement, Employee agrees that he has not relied on any representation or statement not set forth in this Agreement.

B.	Employee acknowledges receipt of the Group Data Report attached hereto as Attachment B and agrees that he was given an opportunity to consider this “General Release and Covenant Not to Sue” and its attachments (if any) for forty-five (45) days before signing it. If he has signed it sooner than forty-five (45) days after receiving it, Employee agrees that he has done so voluntarily and waived the opportunity to review it for that entire period. Jabil advises Employee to consult an attorney before signing this Agreement. Further, if Employee was given this “General Release and Covenant Not to Sue” to review prior to the Separation Date, Employee acknowledges that he cannot sign it any sooner than the Separation Date.

C.	Federal law requires that (i) this Agreement be revocable by Employee for seven (7) days following his execution of it and (ii) this Agreement is not effective or enforceable until the seven-day period expires and Employee has not revoked it. If Employee wishes to revoke this Agreement, he must send a written notice of revocation to the General Counsel of Jabil in St. Petersburg, Florida, so that it is received not later than the close of business on the seventh day after Employee signed the Agreement. If Employee chooses to revoke this Agreement during the seven-day revocation period, his revocation will only apply to his release of claims under the ADEA and the OWBPA. All other items contained in the release in paragraph 1 will remain effective, and Employee shall only be entitled to receive the benefits described in clauses (i), (ii), (iv), (v), (vi), and (vii) (including the employer subsidy of 18 months of COBRA coverage) of paragraph 2(A) of the Separation Agreement.

Date:
William D. Muir, Jr.

Jabil Inc.

Date:	By:
Name:
Title: